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                                                                     EXHIBIT 21


                       LIST OF SUBSIDIARIES OF REGISTRANT

                Trimco Group plc

                Trimco Enterprises, Ltd.

                Trimco International, Ltd.

                Alpharel International, Ltd.

                Imagen Enterprises Ltd.

                Trimco America, Inc., a Florida corporation

                Micro Synergy Associates, Inc. a Florida corporation

                Trimco Document Management, Inc.

                Optigraphics Corporation, a California corporation

                Optigraphics International Corporation, a California corporation (a subsidiary of Optigraphics Corporation)

                Alphamation Incorporated, a California corporation


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